Exhibit 99.1

W&T Offshore Announces Second Quarter 2020 Results

HOUSTON, August 5, 2020 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the second quarter 2020.

Key highlights included:

•	Produced 42,037 barrels of oil equivalent per day (“Boe/d”), or 3.8 million Boe (48% liquids), in the second quarter of 2020, reflecting a 20% increase from the second quarter of 2019;
•	Reported a net loss of $5.9 million or $0.04 per share and Adjusted Net Loss of $2.2 million or $0.02 per share in the second quarter of 2020;
•

Generated Adjusted EBITDA of $42.1 million for the second quarter of 2020, despite a significantly lower pricing environment, and capital expenditures were held to just $6.4 million; Adjusted EBITDA for the first six months of 2020 totaled $104.2 million;

•

Reported mid-year 2020 SEC proved reserves, based on a reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”), were 157.5 MMBoe, essentially unchanged from 157.4 MMBoe at year-end 2019, that included positive reserve revisions from field performance that were offset by revisions due to lower SEC base pricing and year-to-date production;

•	Reduced long-term debt associated with its Senior Second Lien Notes since year-end 2019 by $72.5 million for a total cost of $23.9 million, resulting in annualized interest savings of $7.1 million;
•

Awarded two blocks on which W&T was the apparent high bidder in the recent Gulf of Mexico Lease Sale 254 held by the Bureau of Ocean Energy Management ("BOEM") on March 18, 2020, which includes Eugene Island 345 and Garden Banks 782;

•	Responded to the current low oil price environment with definitive actions to maintain financial flexibility, protect cash flow and preserve future value:
o	Suspended all drilling activities and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million;
o	Proactively curtailed production at selected oil-weighted fields operated by W&T;
o

Implemented reductions in lease operating expenses (“LOE”) without compromising safety or operational capabilities that resulted in LOE per Boe declining significantly from the first quarter of 2020; and

•	Completed the semi-annual redetermination of the borrowing base under the revolving credit facility in June 2020 which was reduced modestly from $250 million to $215 million.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “The continued global COVID-19 pandemic coupled with supply and demand imbalances created an environment of uncertainty across the oil sector and temporarily reduced oil prices to unprecedented low levels in the second quarter of 2020. Despite numerous downturns in the past, we have succeeded for nearly 40 years in this cyclical business by focusing on cash flow and operating efficiently. We quickly responded to the most recent commodity price decline and stopped all drilling and completion activity, shut-in oil-weighted operated properties and experienced production curtailments from non-operated oil and gas properties, and reduced LOE per Boe over 25% without compromising safety or our operational capabilities, and lowered our G&A expense. In addition, we completed our semi-annual borrowing base redetermination, which resulted in a modest reduction to the revolving credit facility with more manageable covenants in light of changes in oil prices and continues to provide us with liquidity and financial flexibility in the current environment.  We also capitalized on the opportunity to retire $72.5 million of senior notes for a total cost of $23.9 million, thereby saving over $7 million in annualized interest and preserving long-term capital.”

“After successfully addressing the unprecedented sharp decline in oil prices in March and April, we are encouraged by the recent stabilization in crude oil prices and the outlook for natural gas prices. We remain confident in our strong asset base and I am proud of how we continue to operate in this environment, which is a testament to our operations team. This was clearly evident in our mid-year 2020 reserve report that included 17.6 MMBoe of positive revisions due to field performance which was more than double our year-to-date production of 8.7 MMBoe.”

“We have completed accretive acquisitions over the past year and we will continue to evaluate opportunities presented by the current market backdrop that meet all the criteria we have outlined in the past which target producing properties that generate free cash flow with upside potential. We believe that we are well positioned to deliver near-term and long-term value creation at W&T,” concluded Mr. Krohn.

For the second quarter of 2020, W&T reported a net loss of $5.9 million, or $0.04 per share. The Company’s Adjusted Net Loss was $2.2 million, or $0.02 per share, primarily excluding a $38.0 million unrealized commodity derivative loss, a $29.0 million non-cash gain on debt transaction, and $8.7 million of deferred tax benefit. In the second quarter of 2019, W&T reported net income of $36.4 million, or $0.25 per share, which included a $3.8 million unrealized commodity derivative gain. Adjusted Net Income for the second quarter of 2019 was $36.5 million, or $0.25 per share. In the first quarter of 2020, net income was $66.0 million, or $0.46 per share, which included a $52.5 million unrealized commodity derivative gain and an $18.5 million non-cash gain on debt transaction. For that same period, Adjusted Net Income was $5.8 million or $0.04 per share.

Adjusted EBITDA for the second quarter of 2020 totaled $42.1 million, a decrease of 44% compared to $75.0 million in the second quarter of 2019 primarily due to lower commodity prices that were partially offset by significantly higher production volumes. Second quarter 2020 Adjusted EBITDA declined 32% from $62.1 million in the first quarter of 2020 primarily due to lower commodity prices and curtailed volumes.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the second quarter of 2020 was 42,037 Boe/d or 3.8 million Boe, up 20% versus 35,045 Boe/d in the second quarter of 2019 and a decrease of 22% compared to 53,553 Boe/d in the first quarter of 2020. Second quarter 2020 production increased from the same period a year ago due to the 2019 acquisitions. The decline in production from the first quarter of 2020 was due to a combination of operated and non-operated production that was shut-in due to the decline in oil prices, production curtailments related to Tropical Storm Cristobal, proactive reservoir management, and, to a lesser extent, natural decline.  Second quarter 2020 production was comprised of 1.4 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 12.0 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 48% of total production in the second quarter of 2020.  W&T has restored the majority of its non-operated production that was previously shut-in due to the decline in oil prices, as well as volumes impacted by Tropical Storm Cristobal.  The Company was also able to restore some of its operated production that was shut-in due to low oil prices, but continues to monitor commodity prices to determine the appropriate time to return the remaining fields online.  As disclosed below under “Guidance”, production in the third quarter of 2020 will continue to be impacted by W&T-operated volumes that remain shut-in due to low commodity prices, proactive reservoir management during a period of continued low prices, planned downtime at the Magnolia Field due to turnaround activity at the third-party operated platform that processes production from the field, and natural decline.

For the second quarter of 2020, W&T’s average realized crude oil sales price was $21.67 per barrel. The Company’s realized NGL sales price was $4.67 per barrel and its realized natural gas sales price was $1.78 per Mcf. The Company’s combined average realized sales price for the quarter was $14.10 per Boe, which represents a 66% decrease from $41.83 per Boe that was realized in the second quarter of 2019 and a decrease of 43% compared to $24.71 per Boe in the first quarter of 2020.

Revenues for the second quarter of 2020 decreased 59% to $55.2 million compared to $134.7 million in the second quarter of 2019, and decreased 56% compared to $124.1 million in the first quarter of 2020. The decreases compared to prior quarters were driven primarily by significantly lower commodity prices.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $28.3 million in the second quarter of 2020, down 30% compared to $40.3 million in the second quarter of 2019 and down 48% from $54.8 million in the first quarter of 2020. On a component basis for the second quarter of 2020, base lease operating expenses and insurance premiums were $26.7 million, and workovers and facilities maintenance expenses were $1.6 million. W&T has significantly reduced its LOE expense in 2020 primarily by replacing higher cost contract personnel with full time employees, reducing transportation costs by lowering the number of boats and helicopters needed through operational efficiencies, and cutting its workover and facilities costs through vendor and supplier costs reductions and increasing its focus on projects that maintain and optimize production. LOE in the second quarter of 2020 also benefited from refunds of amounts previously paid to the Office of Natural Resources Revenue (“ONRR”), $2.3 million in credits from W&T’s Paycheck Protection Program (“PPP”) funds, lower activity levels,  and reversals of accruals for costs that have been deferred or eliminated.   As disclosed below under “Guidance”, third quarter 2020 LOE will be higher than second quarter as field work levels return to more normal levels but third quarter costs are still expected to be about 20% to 25% lower than the first quarter of 2020.

On a unit of production basis, LOE was $7.40 per Boe in the second quarter of 2020, down 42% from $12.65 per Boe in the second quarter of 2019, and down 34% from $11.24 per Boe in the first quarter of 2020. The large decline in year-over-year LOE per Boe was driven by a combination of the increase in production associated with the acquisitions and the lower costs achieved in 2020, while the significant decline from the first quarter of 2020 was primarily the result of the cost reductions efforts described above.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $4.4 million, or $1.16 per Boe in the second quarter of 2020, compared to $7.4 million, or $2.32 per Boe in the second quarter of 2019, and $6.4 million, or $1.31 per Boe in the first quarter of 2020. Costs decreased from prior periods primarily due to lower transportation rates as well as lower volumes at certain fields.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $7.71 per Boe of production for the second quarter of 2020 compared to $11.94 per Boe for the second quarter of 2019 and $8.03 per Boe for the first quarter of 2020. The large year-over-year decline was driven by the large reserve additions relative to the purchase price associated with the acquisitions of Mobile Bay and Magnolia assets.

General and Administrative Expenses (“G&A”):  G&A was $5.6 million for the second quarter of 2020, compared to $13.3 million in the second quarter of 2019 and $14.0 million for the first quarter of 2020. The decrease in costs in the second quarter of 2020 was driven by credits to expense of $5.0 million from W&T’s PPP funds and lower incentive compensation expense. On a unit of production basis, G&A was $1.47 per Boe in the second quarter of 2020, $4.18 per Boe in the second quarter of 2019, and $2.87 per Boe in the first quarter of 2020. The large decline in year-over-year G&A cost per Boe was driven by the significant increase in production volumes that did not require additional overhead expense, cost cutting initiatives realized in 2020, and credits to expense related to the PPP funds.

COVID-19 Response:

W&T is committed to the health and safety of all its employees and contractors and has taken steps to ensure their continued safety in its response to the COVID-19 pandemic. At W&T’s corporate offices, the Company has implemented actions to protect its employees working in its offices including temperature checks, social distancing and facemask requirements. The Company continues to monitor the situation and will follow the advice of government and health leaders.

For its field operations, the Company instituted screening of all personnel prior to entry to heliports and shorebases as well as its two Alabama gas plants, which includes a questionnaire and temperature check. The Company conducts daily temperature screenings at all offshore facilities and implemented procedures for distancing and hygiene at its field locations as well as facemask requirements, where practicable.

Derivative (Gain) Loss:  In the second quarter of 2020, W&T recorded a net loss of $15.4 million on its outstanding commodity derivative contracts, of which $38.0 million was an unrealized commodity derivative loss, largely due to higher quarter-end oil prices compared to first quarter of 2020. This compared to a net gain of $1.8 million in the second quarter of 2019 of which $3.8 million was an unrealized commodity derivative gain and a net gain of $61.9 million in the first quarter of 2020 of which $52.5 million was an unrealized commodity derivative gain.

In the second quarter of 2020, W&T added the following derivative positions:

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Jan 2021 - Dec 2021	Swaps	1,000	$41.00

Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Aug 2020 - Dec 2020	Costless Collars	10,000		$1.75	$2.58
Sep 2020 - Dec 2020	Swaps	10,000	$2.03
Jan 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
Jan 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00
Jan 2022 - Feb 2022	Costless Collars	30,000		$2.20	$4.50

Since the end of the second quarter 2020, W&T added the following derivative positions:

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Jan 2021 - Dec 2021	Swaps	1,000	$42.05
Jan 2021 - Dec 2021	Swaps	1,000	$42.18
Jan 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40

Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Sep 2020 - Dec 2020	Swaps	15,000	$2.21
Jan 2021 - Dec 2021	Swaps	10,000	$2.62
Jan 2022 - Jan 2022	Swaps	20,000	$2.79
Feb 2022 - Feb 2022	Swaps	30,000	$2.79

A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, net of interest income, as reported in the income statement, in the second quarter of 2020 was $14.8 million compared with $12.2 million in the same period in 2019 and $17.1 million in the first quarter of 2020. The year-over-year increase was primarily driven by increased interest expense incurred following the draw-down of a portion of the credit facility to fund the Mobile Bay acquisition announced in 2019, while the decline from the first quarter of 2020 relates to the recent reduction in long-term debt and $1.1 million of credits to expense related to the PPP funds.

Income Tax:  W&T recorded an income tax benefit of $8.7 million in the second quarter of 2020 compared to an income tax benefit of $11.7 million in the second quarter of 2019 and an income tax expense of $6.5 million in the first quarter of 2020. For the three months ended June 30, 2020, income taxes were impacted by adjustments recorded related to the enactment of the CARES Act on March 27, 2020. The CARES Act modified certain income tax statutes including changes related to the business interest expense limitation under Internal Revenue Code Section 163(j). During the second quarter of 2019, W&T reversed a liability related to an uncertain tax position that was effectively favorably  settled with the IRS, which resulted in a net tax benefit for the three months ended June 30, 2019. The Company’s effective tax rate was not meaningful for the three months ended June 30, 2020 or 2019.

As of June 30, 2020, W&T’s deferred tax asset valuation allowance was $45.9 million. The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets. Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term. During the second quarter of 2020, W&T received a refund of income taxes of $1.9 million, which relates primarily to a net operating loss (“NOL”) carryback claim for 2017 that was carried back to prior years. There are no further amounts due in income tax refunds.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the second quarter of 2020 was $9.2 million. Total liquidity on June 30, 2020 was $165.4 million, consisting of cash and cash equivalents of $36.5 million and $128.9 million of availability under W&T’s revolving bank credit facility. At June 30, 2020, the Company had $80.0 million in borrowings on its revolving credit facility and $6.1 million of letters of credit outstanding. Total long-term debt, including $80.0 million in revolving credit facility borrowings, was $624.2 million net of unamortized debt issuance costs. W&T was in compliance with all applicable covenants of the Credit Agreement and the Senior Second Lien Notes indenture as of June 30, 2020.

During the three months ended June, 2020, W&T repurchased $45.1 million in principal of its outstanding 9.75% Senior Second Lien Notes for $15.4 million and recorded a non-cash gain of $29.0 million related to the purchase. As previously announced, W&T repurchased $27.5 million in principal of its outstanding 9.75% Senior Second Lien Notes for $8.5 million in the first quarter of 2020. In total, W&T has reduced the amount of its long-term debt associated with its Senior Second Lien Notes by $72.5 million to $552.5 million in 2020 for $23.9 million, resulting in annualized interest savings of $7.1 million.

In the second quarter of 2020, W&T’s bank group completed its regularly scheduled spring borrowing base redetermination. The borrowing base was set by the bank group at $215 million, down modestly from $250 million. In connection with the borrowing base redetermination, the Credit Agreement was amended to provide a suspension of the total leverage covenant and the addition of a first lien leverage covenant of 2.00 to 1.00 through year-end 2021. The amendments also include some increased pricing and hedging requirements of 50% of oil and gas proved developed producing (“PDP”) production for 18 months. The next regularly scheduled redetermination is in the fall of 2020.

Capital Expenditures:  Due to the uncertain commodity outlook in the light of the COVID-19 pandemic, W&T suspended drilling and completion activities in March and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million from its prior level of $50 million to $100 million. Capital expenditures for oil and gas properties in the second quarter of 2020 (excluding acquisitions) were $6.4 million related to its 2020 capital budget.

Mid-Year 2020 Proved Reserves:  As calculated by NSAI, W&T’s independent reserve engineering consultants, SEC proved reserves as of June 30, 2020 totaled 157.5 MMBoe compared with 157.4 MMBoe at year-end 2019.   Strong positive revisions of previous estimates from field performance of 17.6 MMBoe in the first six months of 2020 was offset by a combination of negative revisions due to SEC price changes of 9.9 MMBoe and year-to-date 2020 production of 8.7 MMBoe. The mid-year 2020 reserves, which were 85% proved developed producing and proved developed non-producing, were 34% liquids. The PV-10 of those proved reserves was $1.0 billion, before consideration of cash outflows related to asset retirement obligations, compared with $1.3 billion at year-end 2019. The mid-year SEC PV-10 was based on an average crude oil price of $48.84 per barrel (compared with $58.11 at year-end 2019) and an average natural gas price of $2.09 per Mcf (compared with $2.63 at year-end 2019), after adjustments for quality, transportation fees, energy content, and regional price differentials and excludes provision for asset retirement obligations or income taxes.

OPERATIONS UPDATE

W&T successfully drilled one well in the first quarter of 2020 at East Cameron 338/349 but has since suspended all other drilling activity in the current uncertain pricing environment.

Well Recompletions and Workovers:  During the second quarter of 2020, the Company performed three recompletions and two workovers that in total added approximately 600 net Boe/d to production. W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Gulf of Mexico Lease Sale 254:

W&T was awarded two blocks on which it was the apparent high bidder in the Gulf of Mexico Lease Sale 254 held by the BOEM on March 18, 2020, which included one deepwater block, Garden Banks block 782, and one shallow water block, Eugene Island Area South Addition block 345.

Guidance

Due to the recent sharp decline in oil prices, W&T significantly reduced its 2020 capital spending expectations to $15 million to $25 million and has also reduced its planned asset retirement expenditures to $2 million to $4 million. As of April 20, 2020, W&T temporarily shut-in production of approximately 3,300 Boe/d in selected oil-weighted fields operated by the Company. W&T also experienced shut-in production at third-party operated fields that totaled approximately 3,400 Boe/d. Lastly, W&T temporarily shut-in a portion of its production due to Tropical Storm Cristobal which resulted in a total of approximately 110,000 net Boe of deferred production. W&T has recently restored production associated with the tropical storm as well as the majority of its non-operated production, but third quarter 2020 volumes will be impacted by W&T-operated fields that remain shut-in due to low commodity prices, proactive reservoir management during a period of continued low prices, planned downtime of 41 days at the Magnolia Field due to turnaround activity at the third-party operated platform that processes production from the field, and natural decline. The Company expects third quarter 2020 LOE will be higher than second quarter as field work levels return to more normal levels but third quarter LOE is still expected to be about 20% to 25% lower than the first quarter of 2020.

	Third Quarter	Full Year
Production	2020	2020

Oil (MMBbls)	1.3 - 1.4	5.5 - 6.5

NGL's (MMBbls)	0.49 - 0.55	1.85 - 1.95

Natural Gas (Bcf)	11.8 - 13.1	51.5 - 52.5

Total (MMBoe)	3.8 - 4.1	16.0 - 17.0

Total (Boe/d)	40,900 - 45,100	43,750 - 46,500

Operating Expenses	Third Quarter	Full Year
($ in millions)	2020	2020

Lease operating expenses	$40 - $44	$158 - $165

Gathering, transportation &
production taxes	$6.5 - $7.5	$24 - $26

General and administrative	$11.5 - $13.0	$42 - $46

Cash income tax rate		0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on August 6, 2020, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Interested parties may participate by dialing (844) 739-3797. International parties may dial (412) 317-5713. Participants should request to connect to the “W&T Offshore Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section. An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 51 producing fields in federal and state waters and has under lease approximately 772,000 gross acres, including approximately 557,000 gross acres on the Gulf of Mexico Shelf and approximately 215,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports. We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019

Revenues:
Oil	$30,645	$84,650	$109,195	$115,295	$195,898
NGLs	1,917	6,452	4,640	8,369	11,088
Natural gas	21,364	29,300	19,567	50,664	41,405
Other	1,315	3,726	1,299	5,041	2,390
Total revenues	55,241	124,128	134,701	179,369	250,781

Operating costs and expenses:
Lease operating expenses	28,313	54,775	40,341	83,088	83,797
Gathering, transportation costs and production taxes	4,444	6,365	7,385	10,809	14,224
Depreciation, depletion, amortization and accretion	29,483	39,126	38,073	68,609	71,839
General and administrative expenses	5,628	13,963	13,328	19,591	27,437
Derivative loss (gain)	15,414	(61,912)	(1,805)	(46,498)	47,081
Total costs and expenses	83,282	52,317	97,322	135,599	244,378
Operating (loss) income	(28,041)	71,811	37,379	43,770	6,403

Interest expense, net	14,816	17,110	12,207	31,926	28,489
Gain on purchase of debt	(28,968)	(18,501)	-	(47,469)	-
Other expense	751	723	478	1,474	809
(Loss) income before income tax (benefit) expense	(14,640)	72,479	24,694	57,839	(22,895)
Income tax (benefit) expense	(8,736)	6,499	(11,695)	(2,237)	(11,523)
Net (loss) income	$(5,904)	$65,980	$36,389	$60,076	$(11,372)

Basic and diluted earnings (loss) per common share	$(0.04)	$0.46	$0.25	$0.42	$(0.08)

Weighted average common shares outstanding	141,597	141,546	140,567	141,571	140,507

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net sales volumes:
Oil (MBbls)	1,414	1,827	1,683	3,241	3,161
NGL (MBbls)	410	495	264	905	573
Oil and NGLs (MBbls)	1,824	2,322	1,947	4,146	3,734
Natural gas (MMcf)	12,006	15,307	7,450	27,313	14,738
Total oil and natural gas (MBoe) (1)	3,826	4,873	3,189	8,699	6,190

Average daily equivalent sales (MBoe/d)	42.0	53.6	35.0	47.8	34.2

Average realized sales prices:
Oil ($/Bbl)	$21.67	$46.33	$64.86	$35.57	$61.96
NGLs ($/Bbl)	4.67	13.03	17.59	9.25	19.36
Oil and NGLs ($/Bbl)	17.85	39.23	58.46	29.82	55.43
Natural gas ($/Mcf)	1.78	1.91	2.63	1.85	2.81
Barrel of oil equivalent ($/Boe)	14.10	24.71	41.83	20.04	40.13

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$7.40	$11.24	$12.65	$9.55	$13.54
Gathering, transportation costs and production taxes	1.16	1.31	2.32	1.25	2.30
Depreciation, depletion, amortization and accretion	7.71	8.03	11.94	7.89	11.61
General and administrative expenses	1.47	2.87	4.18	2.25	4.43

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,506	$32,433
Receivables:
Oil and natural gas sales	22,383	57,367
Joint interest and other, net	14,657	19,400
Income taxes	-	1,861
Total receivables	37,040	78,628
Prepaid expenses and other assets	32,566	30,691
Total current assets	106,112	141,752

Oil and natural gas properties and other	8,573,693	8,552,513
Less accumulated depreciation, depletion and amortization	7,860,630	7,803,715
Oil and natural gas properties and other, net	713,063	748,798
Restricted deposits for asset retirement obligations	29,912	15,806
Deferred income taxes	66,124	63,916
Other assets	27,535	33,447
Total assets	$942,746	$1,003,719

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$52,368	$102,344
Undistributed oil and natural gas proceeds	15,776	29,450
Advance from joint interest partner	11,129	5,279
Asset retirement obligations	12,506	21,991
Accrued liabilities	22,668	30,896
Total current liabilities	114,447	189,960

Long-term debt	624,222	719,533
Asset retirement obligations	362,301	333,603
Other liabilities	28,998	9,988
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 144,538 issued and
141,669 outstanding for both dates presented	1	1
Additional paid-in capital	549,117	547,050
Retained deficit	(712,173)	(772,249)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(187,222)	(249,365)
Total liabilities and shareholders’ deficit	$942,746	$1,003,719

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Operating activities:
Net (loss) income	$(5,904)	$65,980	$36,389	$60,076	$(11,372)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	29,483	39,126	38,073	68,609	71,839
Amortization of debt items and other items	2,057	1,625	1,333	3,682	2,485
Share-based compensation	1,019	1,048	1,259	2,067	1,181
Derivative loss (gain)	15,414	(61,912)	(1,805)	(46,498)	47,081
Cash receipts on derivative settlements, net	33,162	4,404	844	37,566	12,792
Gain on purchase of debt	(28,968)	(18,501)	-	(47,469)	-
Deferred income taxes	(8,706)	6,499	(11,695)	(2,207)	(11,523)
Changes in operating assets and liabilities:	-
Oil and natural gas receivables	13,030	21,954	(504)	34,984	5,992
Joint interest receivables	(2,380)	7,123	(21,176)	4,743	(24,162)
Prepaid expenses and other assets	(7,506)	11,011	(3,865)	3,505	(8,134)
Income tax	2,008	-	-	2,008	-
Asset retirement obligation settlements	(1,915)	(249)	(2,387)	(2,164)	(2,641)
Cash advance from JV partner	(7,156)	13,006	(26,117)	5,850	18,527
Accounts payable, accrued liabilities and other	(24,484)	(6,790)	11,122	(31,274)	4,251
Net cash provided by operating activities	9,154	84,324	21,471	93,478	106,316

Investing activities:
Investment in oil and natural gas properties and equipment	(6,374)	(33,575)	(31,568)	(39,949)	(63,149)
Acquisition of property interest in oil and natural gas properties	1,546	(2,002)	(10,000)	(456)	(10,000)
Purchases of furniture, fixtures and other	-	(70)	-	(70)	-
Net cash used in investing activities	(4,828)	(35,647)	(41,568)	(40,475)	(73,149)

Financing activities:
Borrowings on credit facility	25,000	-	-	25,000	-
Repayments on credit facility	(25,000)	(25,000)	-	(50,000)	-
Purchase of Senior Second Lien Notes	(15,394)	(8,536)	-	(23,930)	-
Debt issuance costs and other	-	-	(310)	-	(751)
Net cash used in financing activities	(15,394)	(33,536)	(310)	(48,930)	(751)
Increase (decrease) in cash and cash equivalents	(11,068)	15,141	(20,407)	4,073	32,416
Cash and cash equivalents, beginning of period	47,574	32,433	86,116	32,433	33,293
Cash and cash equivalents, end of period	$36,506	$47,574	$65,709	$36,506	$65,709

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of August 5, 2020

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Aug 2020 - Dec 2020	Costless Collars	1,000		$45.00	$63.60
Aug 2020 - Dec 2020	Costless Collars	9,000		$45.00	$63.50
Aug 2020 - Dec 2020	Calls (long)	10,000			$67.50
Jan 2021 - Dec 2021	Swaps	1,000	$41.00
Jan 2021 - Dec 2021	Swaps	1,000	$42.05
Jan 2021 - Dec 2021	Swaps	1,000	$42.18
Jan 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40

Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Aug 2020 - Dec 2022	Calls (long)	40,000			$3.00
Aug 2020 - Dec 2022	Costless Collars	40,000		$1.83	$3.00
Aug 2020 - Dec 2020	Costless Collars	10,000		$1.75	$2.58
Sep 2020 - Dec 2020	Swaps	10,000	$2.03
Sep 2020 - Dec 2020	Swaps	15,000	$2.21
Jan 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
Jan 2021 - Dec 2021	Swaps	10,000	$2.62
Jan 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00
Jan 2022 - Feb 2022	Costless Collars	30,000		$2.20	$4.50
Jan 2022 - Jan 2022	Swaps	20,000	$2.79
Feb 2022 - Feb 2022	Swaps	30,000	$2.79

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income” and “Adjusted EBITDA.”   Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

Adjusted Net Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, write-off contingent liability, litigation and other. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(5,904)	$65,980	$36,389	$60,076	$(11,372)
Unrealized commodity derivative loss (gain)	37,992	(52,520)	(3,839)	(14,528)	46,621
Amortization of derivative premium	3,407	4,349	3,888	7,756	7,733
Bad debt reserve	47	36	18	83	138
Income tax (benefit) expense	(8,736)	6,499	-	(2,237)	-
Gain on debt transactions	(28,968)	(18,501)	-	(47,469)	-
Adjusted Net (Loss) Income	$(2,162)	$5,843	$36,456	$3,681	$43,120

Basic and diluted adjusted (loss) earnings per common share	$(0.02)	$0.04	$0.25	$0.03	$0.30

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

The Company defines Adjusted EBITDA as net income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, litigation and other. W&T believes the presentation of Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures. The Company believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of W&T’s net income to Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(In thousands)
	(Unaudited)

Net (loss) income	$(5,904)	$65,980	$36,389	$60,076	$(11,372)
Interest expense, net	14,816	17,110	12,207	31,926	28,489
Income tax (benefit) expense	(8,736)	6,499	(11,695)	(2,237)	(11,523)
Depreciation, depletion, amortization and accretion	29,483	39,126	38,073	68,609	71,839
Unrealized commodity derivative loss (gain)	37,992	(52,520)	(3,839)	(14,528)	46,621
Amortization of derivative premium	3,407	4,349	3,888	7,756	7,733
Bad debt reserve	47	36	18	83	138
Gain on debt transactions	(28,968)	(18,501)	-	(47,469)	-
Adjusted EBITDA	$42,137	$62,079	$75,041	$104,216	$131,925

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326